UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 6, 2018

ADVAXIS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36138	02-0563870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East

Princeton, New Jersey, 08540

(Address of Principal Executive Offices)

(609) 452-9813

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 7, 2018, Advaxis, Inc., a Delaware Corporation (“Advaxis” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. (the “Underwriters”)  in connection with its previously announced public offering (the “Offering”) of 16,666,666 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and warrants (the “Warrants”) to purchase up to an aggregate of 14,166,666 shares of Common Stock. The Shares and the Warrants were sold together as a fixed combination, with each Share being accompanied by a Warrant to purchase 0.85 shares of Common Stock at a combined price to the public of $1.20, less underwriting discounts and commissions. The Warrants are exercisable immediately, will be issued in either book-entry or physical form at the option of the holder, will expire on September 11, 2024 and have an exercise price of $1.50 per share, subject to anti-dilution and other adjustments for certain stock splits, stock dividends, or recapitalizations.

The Offering was made pursuant to a Registration Statement (No. 333-226988) on Form S-3, which was filed by the Company with the Securities and Exchange Commission on August 23, 2018, and declared effective on August 30, 2018.

The Offering closed on September 11, 2018 and the Company received net proceeds of approximately $18.3 million after deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the offering. The Company intends to use the net proceeds of the Offering to fund its continued research and development initiatives in connection with expanding its product pipeline and for other general corporate purposes, including, but not limited to (i) progression of ADXS-HOT into clinical research in both monotherapy and combination therapy; (ii) investment in ongoing clinical research in ADXS-PSA and ADXS-NEO, both in monotherapy and combination therapy; and (iii) investment in ongoing clinical research with axalimogene filolisbac in head and neck cancer and other HPV associated cancers, including any wind down costs associated with ongoing trials.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached hereto as Exhibit 1.1 and is incorporated herein by reference. Goodwin Procter LLP, counsel to the Company, delivered an opinion as to legality of the issuance and sale of the Shares and the Warrants in the Offering, a copy of which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

Warrant Agency Agreement

On September 11, 2018, the Company also entered into a warrant agency agreement (the “Warrant Agency Agreement”) with Continental Stock Transfer and Trust Company, who will act as warrant agent for the Company in connection with the Warrants issued in the Offering. A copy of the Warrant Agency Agreement and the form of Warrant included therein are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

The Company issued press releases announcing the launch, pricing and closing of the Offering on September 6, 2018, September 7, 2018 and September 11, 2018, respectively. Copies of these press releases are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description

1.1	Underwriting Agreement, entered into by Advaxis, Inc. on September 7, 2018, with Cantor Fitzgerald & Co. and Oppenheimer & Co., Inc.

4.1	Warrant Agency Agreement, entered into by Advaxis, Inc. on September 11, 2018, with Continental Stock Transfer and Trust Company.

4.2	Form of Warrant dated September 11, 2018 (included in Exhibit 4.1)

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 5.1).

99.1	Press Release announcing launch of the Offering on September 6, 2018.

99.2	Press Release announcing pricing of the Offering on September 7, 2018.

99.3	Press Release announcing closing of the Offering on September 11, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

Date: September 11, 2018	By:	/s/ Molly Henderson
Molly Henderson
Executive Vice President and Chief Financial Officer